Exhibit 99.1

Corporate Office P.O. Box 12359 Spring, Texas 77391-2359 www.swn.com

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES EXTENSION OF EARLY TENDER TIME

Houston, Texas – July 14, 2016…Southwestern Energy Company (NYSE: SWN) (the “Company”) today announced an amendment with respect to its previously announced cash tender offers to purchase (as amended, the “Amended Tender Offers”) its outstanding 3.30% Senior Notes due 2018, 7.50% Senior Notes due 2018 and 4.05% Senior Notes due 2020 (collectively, the “Notes”) for a maximum aggregate purchase price (excluding accrued interest) of up to $750.0 million (the “Aggregate Maximum Purchase Price”).

The amendment provides for an extension of the period during which validly tendered (and not validly withdrawn) Notes are eligible to receive the Early Tender Premium as (as defined in the Offer to Purchase (as defined below)) from 5:00 p.m., New York City time, on July 13, 2016 to 5:00 p.m., New York City time, on July 15, 2016 (such date and time, as it may be further extended, the “Early Tender Time”).

Additionally, the Company announced that the financing condition to which the tender offers were subject has been satisfied and that the Amended Tender Offers will not include any amendments to the financing condition.

This announcement amends the Company’s Offer to Purchase, dated June 29, 2016 (as amended, the “Offer to Purchase”). Other than the amendment described above, all terms and conditions in the Offer to Purchase remain unchanged.

The withdrawal deadline for tendered Notes was 5:00 p.m., New York City time, on July 13, 2016 (the “Withdrawal Deadline”). As a result, tendered Notes may not be withdrawn, except as required by applicable law.

The Company reserves the right, but is under no obligation, at any point following the Early Tender Time and before July 28, 2016, to accept for purchase any Notes validly tendered prior to the Early Tender Time. The early settlement date will be determined at the Company’s option and is currently expected to occur on July 18, 2016, subject to all conditions to the Amended Tender Offers having been either satisfied or waived by the Company as of the early settlement date.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Mitsubishi UFJ Securities (USA), Inc. (“MUFG”) are the Lead Dealer Managers in the Amended Tender Offers. D.F. King & Co., Inc. (“D.F. King”) has been retained to serve as both the Tender Agent and Information Agent for the Amended Tender Offers. Persons with questions regarding the Amended Tender Offers should contact Credit Suisse at (toll free) (800) 820-1653 or (collect) (212) 538-2147 or MUFG at (toll free) (877) 744-4532 or (collect) (212) 405-7481. Requests for the Offer to Purchase should be directed to D.F. King at (toll free) (866) 406-2283 or (collect) (212) 269-5550 or SWN@dfking.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Amended Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Amended Tender Offers are required to be made by a licensed broker or dealer, the Amended Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Michael Hancock

Director, Investor Relations

(832) 796-7367

michael_hancock@swn.com

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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